File No. 33-44095
                                                      Rule 424(b)(3)





                   Supplement dated September 29, 1998 to the

                         Prospectus dated April 16, 1998

                                   Included in

                     the Registration Statement on Form S-3

                              (File No. 333-44095)

                                       of

                          AMERICAN BANKNOTE CORPORATION

      The Selling Holders section of the Prospectus is amended and restated in its entirety as follows:
                             SELLING HOLDERS

      The Warrants were originally issued as part of Units consisting of $95,000,000 aggregate principal amount of 11 1/4% Notes and 95,000 Warrants to purchase an aggregate of 1,185,790 shares of Common Stock. The 11 1/4% Notes have been exchanged for 11 1/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), which Exchange Notes have terms substantially identical to the terms of the 11 1/4% Notes. The Exchange Notes and the Warrants are separately tradeable. The Warrants were sold by the Company on December 12, 1997 to the Initial Purchasers in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Warrants with qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions to Non-U.S. persons in reliance on Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Warrants and Warrant Shares.







NYFS03...:\15\78515\0015\1980\SUP6178P.180

      The following table sets forth information with respect to the Selling Holders and the respective number of Warrants and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Warrants or Warrant Shares pursuant to this Prospectus, no estimate can be given as to the number of Warrants or Warrant Shares that will be held by the Selling Holders upon termination of any such sales. The information contained in the table is, to the knowledge of the Company, as of the date of this Prospectus. However, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Warrants since the date on which they provided the information regarding their Warrants in transactions exempt from the registration requirements of the Securities Act.

                                                                NUMBER OF
                                NUMBER OF WARRANTS              SHARES OF
                                BENEFICIALLY OWNED             COMMON STOCK
      SELLING HOLDER            AND OFFERED HEREBY        BENEFICIALLY OWNED(1)
      --------------            ------------------        ---------------------

PamCo Cayman Ltd.                          8,000                    --

ML CBO IV (Cayman) Ltd.                    2,000                    --

PAM Capital, L.P.                          8,000                    --

Kemper Multi-Market                                                 --
Income Trust                                 330

Investors Fund Series-
High Yield Portfolio                       1,200                    --

Kemper High Yield
Fund                                      16,850                    --

Kemper Diversified
Income Fund                                1,300                    --

Kemper High Yield
Opportunity Fund                             100                    --

Kemper High Income
Trust                                        720                    --

Prudential High Yield Total                1,500                    --
Return Fund, Inc.

Prudential High Yield Fund,                8,500                    --
Inc.

The Prudential Series Fund,                5,750                    --
Inc. High Yield Bond
Portfolio

Chase Securities Inc.                      9,400                    --

Alliance Income Builder                    1,000                    --
Fund

Aetna Life Insurance and                   1,500                    --
Ann. Co.

Aetna Variable Portfolios                    250                    --
Inc. High Yield Portfolio

Aetna Series Fund High                       250                    --
Yield Fund

Alexander & Baldwin                          200                    --

Security Pacific                              50                    --

Super LTD                                     50                    --

Starrest Funds LTD                           150                    --

BankBoston                                   350                    --

FMA High Yield                               175                    --

B&J Enterprises                              150                    --

Aloha Air Non-Pilots                         200                    --

Lynda Wolfson Fadel                           50                    --

Banyan Tree FDN                               75                    --

Walker LLC                                    50                    --

Publix Super Markets Inc.                  1,000                  45,000
Profit Sharing Trust (2)

High Yield Total Return                      750                    --
Portfolio

Rhyno CBO 1997-1 Ltd.                      2,750                    --

Prudential Ins. Co. of                     9,000                    --
America



Total.....................                81,650                  45,000
                                          ======                  ======
-------------------------------

(1)  Excludes Warrant Shares issuable upon exercise of Warrants.
(2)  The Warrants are held by First Union National Bank, as Custodian.